Exhibit 99.1

For Immediate Release

Eagle Pharmaceuticals Commences $25 Million Accelerated Share Repurchase as Part of Existing $160 Million Share Repurchase Program

WOODCLIFF LAKE, NJ—September 24, 2020 -- Eagle Pharmaceuticals, Inc. (Nasdaq: EGRX) (“Eagle” or the “Company”) today announced that its Board of Directors has approved a $25 million accelerated share repurchase (“ASR”) transaction with JPMorgan Chase Bank, National Association (“JP Morgan”) as part of the Company’s existing $160 million share repurchase program.

The specific number of shares to be repurchased pursuant to the ASR is based on the average of the daily volume weighted average share prices of the Company’s common stock, less a discount, during the term of the ASR program. Based on yesterday’s closing price, the $25 million ASR would represent approximately 5% of the Company’s basic outstanding shares.  Upon completion of the ASR, Eagle will have bought back a total of approximately $205 million of its stock since its IPO in 2014.

“The $25 million ASR reflects our ongoing confidence in our pipeline and continued earnings potential. With multiple opportunities to expand our RYANODEX franchise, the anticipated near-term launch of vasopressin, and three potential oncology launches in 2022 including PEMFEXY, fulvestrant and SM-88, along with the recent approval received by our Japanese marketing partner, SymBio, for its ready-to-dilute TREAKISYM product, we remain committed to building shareholder value,” stated Scott Tarriff, Chief Executive Officer of Eagle Pharmaceuticals.

Under the terms of the agreement, Eagle will pay $25 million to JP Morgan on September 24, 2020, and receive 505,817 shares, representing approximately 80% of the notional amount of the ASR, based on the closing price of $39.54 on September 23, 2020. Upon settlement of the ASR, the final number of shares repurchased will be trued up based on the average of the daily volume weighted average share prices of the Company’s common stock, less a discount, during the term of the accelerated share repurchase program. Eagle expects the ASR to be completed in the fourth quarter of 2020. As of September 23, 2020, the Company had 13.5 million common shares outstanding.

The Company intends to use cash on hand to fund the ASR program.  As of June 30, 2020, cash and cash equivalents were $108.2 million, net accounts receivable was approximately $46.8 million, and debt was $37 million.

About Eagle Pharmaceuticals, Inc.

Eagle is a fully integrated pharmaceutical company with research and development, clinical, manufacturing and commercial expertise. Eagle is committed to developing innovative medicines that result in meaningful improvements in patients’ lives. Eagle’s commercialized products include RYANODEX®, BENDEKA®, BELRAPZO®, and its oncology and CNS/metabolic critical care pipeline includes product candidates with the potential to address underserved therapeutic areas across multiple disease states. Additional information is available on Eagle’s website at www.eagleus.com.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities laws. Forward-looking statements are statements that are not historical facts. Words and phrases such as “anticipated,” “forward,” “will,” “would,” “may,” “remain,” “potential,” “prepare,” “expected,” “believe,” “plan,” “near future,” “belief,” “guidance,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events including, the Company’s plans to repurchase shares of common stock pursuant to the ASR and the timing of such repurchases; the anticipated outcome of the ASR and the Company’s existing share repurchase program; the Company’s expectations with respect to financing the ASR; the anticipated growth opportunities for the products and product candidates of the Company and its partners; the Company’s expectations with respect to earnings potential; and the Company's ability to deliver value to its stockholders. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the Company's control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks and uncertainties include, but are not limited to: risks that the Company's or its partners’ business, financial condition and results of operations will be impacted by the spread of COVID-19 in the geographies where such parties operate; whether the Company will incur unforeseen expenses or liabilities or other market factors in connection with COVID-19; the success of the Company's collaborations with its strategic partners; successful compliance with governmental regulations applicable to product approvals, manufacturing facilities, products and/or businesses; general economic conditions, including the potential adverse effects of public health issues, including the COVID-19 pandemic, on economic activity and the performance of the financial markets generally; the fluctuation of interest rates; the strength and enforceability of the Company's intellectual property rights or the rights of third parties; competition from other pharmaceutical and biotechnology companies and the potential for competition from generic entrants into the market; the risks inherent in the early stages of drug development and in conducting clinical trials; and those risks and uncertainties identified in the “Risk Factors” sections of the Company's Annual Report on Form 10-K for the year ended December 31, 2019 as updated by the Company’s subsequent filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and the Company does not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Contact:

Investor Relations for Eagle Pharmaceuticals, Inc:

Lisa M. Wilson

T: 212-452-2793

E: lwilson@insitecony.com

Public Relations for Eagle Pharmaceuticals, Inc.:

Faith Pomeroy-Ward

T: 817-807-8044

E: faith@fpwservices.com